Registration No. 333-____________

As filed with the Securities and Exchange Commission on May 4, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMATION CORP.

(Exact name of registrant as specified in its charter)

Delaware	41-1838504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Imation Place
Oakdale, Minnesota	55128
(Address of Principal Executive Offices)	(Zip Code)

IMATION CORP. 2005 STOCK INCENTIVE PLAN
(Full title of the plan)

John L. Sullivan, Esq.
Senior Vice President, General Counsel
and Corporate Secretary
Imation Corp.
1 Imation Place
Oakdale, Minnesota 55128
(651) 704-3831
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum	Amount of
Title of securities	Amount to	offering price per	aggregate offering	registration
to be registered	be registered(1)	share(2)	price(2)	fee

Common Stock, par value $.01 per share (3)	2,500,000 shares	$34.75	$86,875,000	$10,226

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on the average of the high and low sales prices of the registrant’s Common Stock traded on the New York Stock Exchange as reported in the consolidated reporting system on April 29, 2005.

(3)	Includes rights to purchase shares of Series A Junior Participating Preferred Stock, which rights are attached to and trade with the Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that have been filed by Imation Corp. (the “Company”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The Company’s Current Reports on Form 8-K dated February 7 and February 8, 2005; and

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 and any other registration statement filed by the Company under the Exchange Act, including any amendment filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     The Bylaws of the Company provide that the Company shall indemnify, to the full extent authorized or permitted by law, any person made or threatened to be made a party, witness or participant in or to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Company or serves or served at the request of the Company any other enterprise as a director, officer or employee. Expenses incurred by any such person in defending any such action, suit or proceeding or as a witness or participant will be paid or reimbursed by the Company promptly upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

     The Company has entered into individual Indemnity Agreements with each of its directors pursuant to which the Company has agreed to indemnify each of its directors for expenses and damages in connection with claims against each director in connection with the director’s service to the Company to the full extent authorized or permitted by the Delaware General Corporation Law, as amended from time to time, and the Company’s Bylaws.

     Article Fourteenth of the Company’s Restated Certificate of Incorporation provides that the liability of the Company’s directors to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Delaware General Corporation Law.

     The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10, File No. 1-14310).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

4.3	Rights Agreement dated as of June 18, 1996 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 1-14310).

4.4	Amendment No. 1 to the Rights Agreement dated as of January 12, 1999 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated February 8, 1999).

4.5	Amendment No. 2 to the Rights Agreement dated as of August 8, 2001 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q for the quarter ended June 30, 2003).

4.6	Amendment No. 3 to the Rights Agreement dated as of June 2, 2003 between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Form 10-Q for the quarter ended June 30, 2003).

4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, File No. 1-14310).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Minnesota, on the 2nd day of May, 2005.

IMATION CORP.
By:	/s/ Bruce A. Henderson
Bruce A. Henderson
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of May, 2005:

Name	Title
/s/ Bruce A. Henderson

Bruce A. Henderson	Chairman, Chief Executive Officer and Director

/s/ Paul R. Zeller

Paul R. Zeller	Vice President and Chief Financial Officer

/s/ Peter A. Koehn

Peter A. Koehn	Controller and Principal Accounting Officer

*

Michael S. Fields	Director

*

Charles A. Haggerty	Director

*

Linda W. Hart	Director

*

Ronald T. LeMay	Director

*

L. White Matthews, III	Director

*

Charles Reich	Director

*

Glen A. Taylor	Director

*

Daryl J. White	Director

*By	/s/ John L. Sullivan

John L. Sullivan
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10, File No. 1-14310).

4.2	Amended and Restated Bylaws of the Company (Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

4.3	Rights Agreement dated as of June 18, 1996 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 1-14310).

4.4	Amendment No. 1 to the Rights Agreement dated as of January 12, 1999 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K dated February 8, 1999).

4.5	Amendment No. 2 to the Rights Agreement dated as of August 8, 2001 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q for the quarter ended June 30, 2003).

4.6	Amendment No. 3 to the Rights Agreement dated as of June 2, 2003 between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Form 10-Q for the quarter ended June 30, 2003).

4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, File No. 1-14310).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney.